EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

LEXAR / UMC FOUNDRY CAPACITY AGREEMENT

This Foundry Capacity Agreement (“Agreement”) is entered into as of August 12, 2003 (“the Effective Date”) by and between Lexar Media, Inc. (“Lexar” or “Buyer”) incorporated in Delaware, with offices at 47421 Bayside Parkway, Fremont, California 94538; and UMC Group (USA) (“UMC” or “Seller”), with offices at 488 DeGuigne Drive, Sunnyvale, CA 94085.

1. DEFINITIONS

1.1 “Foundry Products” and/or “Products” shall mean those integrated circuits designed and/or licensed by Lexar, which UMC is to have manufactured for Lexar by UMC-affiliated fabs under this Foundry Capacity Agreement.

1.2 “UMC Production Capacity” and/or “Production Capacity” shall mean commercial production capacity in UMC’s facilities in quantities designated as 8-inch equivalent wafer starts during the month involved, manufactured using UMC’s 0.45um, Logic, 1P2M, 5V and/or 0.25um, Logic, 1P3M, 2.5V/5.0V, processes with no ESD Implant and non-EPI.

1.3 “Wafers” shall mean Products in unsorted, PCM tested wafer form.

2. FORECASTING AND COMMITMENTS

2.1 Forecasts. During the first seven calendar days of each calendar month, Lexar shall provide to UMC by facsimile or other electronic communication a written rolling forecast of its requirements for wafer-outs from UMC’s facilities for the next * (with the first month of each such forecast being the second calendar month following the month during which the forecast is received (each a “Buyer Forecast”). By way of illustration, a Buyer Forecast provided on January 7 would forecast Lexar’s needs for wafer-outs during the period *. Each such Buyer Forecast shall show the quantity of wafer outs and the specific technology and/or process for the wafers listed, i.e., at a minimum, Logic, Mix-mode, SRAM, etc.; feature size (in microns); number of poly layers; number of metal layers; and metal type (collectively, “Technology”). Lexar’s initial wafer and tapeout forecast and Projected 0.25um Product Roadmap for 2H Y2003 and 2004 is attached hereto as Exhibit A, which shall be deemed to be Lexar’s first Buyer Forecast.

2.2 Lexar shall make good faith efforts to ensure that all such Buyer Forecasts are reasonable estimates of its anticipated needs and UMC shall make good faith efforts meet the Buyer Forecasts and upside commitments in this section 2.0.

2.3 Notwithstanding anything else, but for only so long as each Buyer Forecast, including any upside amounts, forecasts fewer than * wafer outs per month, for each and every month of such Buyer Forecast:

2.3.1 each Buyer Forecast, to the extent accepted by Seller, shall constitute a commitment by Lexar to purchase a minimum of the following percentages of the amounts indicated in such Buyer Forecast (by Technology) to the extent such Buyer Forecast is accepted by UMC:

Month in the forecast	*	*	*
Minimum percentage commitment for amounts forecast for that month	*%	*%	*%

2.3.2 UMC will provide a written response to each Lexar forecast within ten business days of UMC’s receipt.

2.3.3 Production of Foundry Products shall be pursuant to purchase orders consistent with accepted Buyer Forecasts, or otherwise consistent with this Agreement. Subject to Sections 2.5 and 2.6 below and the other terms set forth in this Agreement, UMC’s response to each Buyer Forecast shall accept the quantities in each month of the Buyer Forecast to the extent they are * (for months in which up to * wafers have been forecast) or * (for months in which in excess of * wafers have been forecast) * for the applicable month(s) pursuant to a prior response to a Buyer Forecast. However, UMC may accept and/or reject in whole or in part any additional forecast quantities above the percentages specified above. To the extent that UMC accepts a Buyer Forecast in excess of the amounts specified above, UMC commits to sell the accepted quantities, subject to adjustments to be made in response to subsequent Buyer Forecasts consistent with this Agreement. UMC shall have no obligation to sell Products to Lexar except pursuant to purchase orders issued pursuant to accepted Buyer Forecasts.

2.4 In the event Buyer forecasts in excess of * wafers for any month, including upside, and notwithstanding anything else in this Agreement, no commitments from Seller in connection with such forecast, including but not limited to responses to such forecasts, shall be binding upon Seller, and Buyer and Seller, should it appear likely that Buyer’s forecasts shall exceed * wafers in any month, shall promptly renegotiate the table above.

2.5 To the extent that any Buyer Forecast fails to forecast the full capacity or quantity if any, allocated or promised to Lexar in response to a prior Buyer Forecast: (i) UMC shall be entitled in its sole and complete discretion to enter commitments with others for such unexercised capacity for the applicable months and in the amounts not so exercised, and (ii) Lexar will not have any right to require UMC to provide that unexercised capacity to Lexar in the month(s) involved.

2.6 In the absence of a written agreement to the contrary, capacity pursuant to this Agreement shall be generally linear, without abrupt changes from month to month and with no bunching or clumping of quantities or orders.

2.7 Subject to availability, to address engineering issues, and not to address production needs, and provided that Buyer provides adequate forecasting of its anticipated tapeouts requiring hot lot service, UMC shall make commercially reasonable efforts to provide access to hot lot services.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

2.8 All capacity and pricing commitments made by UMC pursuant to this Agreement, any quotation issued during the term of this Agreement, and any response to any Buyer Forecast, are made in reliance upon Buyer * for the term of this Agreement and any extensions, and are voidable without liability by UMC upon Buyer failing to * for any calendar quarter. For purposes of this Agreement, UMC shall be considered to be * each quarter only if Buyer *. Buyer shall immediately inform UMC in the event that Buyer fails to * during any quarter during the term of this Agreement and any extension.

3. ORDERS AND PRODUCTION RELEASE.

3.1 Lexar shall issue purchase orders by the 15th day of each calendar month for wafer outs during the calendar month * months hence. By way of illustration, a purchase order is due by January 15th for wafer outs scheduled for *. All purchase orders shall be in writing. Notwithstanding any statement to the contrary in any order-related documentation, all orders shall be subject to UMC’s Wafer Foundry Standard Terms and Conditions (except to the extent, if any, such terms and conditions are in conflict with this Agreement in which event this Agreement controls), and other than variances in quantities ordered, no acceptance of a purchase order shall constitute acceptance of any terms at variance with this Agreement or UMC’s Wafer Foundry Standard Terms and Conditions and/or previously accepted forecasts, and purchase orders shall be null and void as to any such variances.

3.2 UMC shall acknowledge in writing, within three (3) business days of receipt of a purchase order, either the acceptance of the order, or the reason such order cannot be accepted, or if UMC wishes to modify such order. If UMC does not provide such acknowledgment within the time provided, Lexar shall contact UMC to determine the cause for the lack of acknowledgment.

3.3 Unless wafer processing has started, or UMC has incurred engineering or tooling charges, Lexar may cancel or modify a purchase order without penalty by delivering to UMC a written notice of cancellation or modification within three (3) days of UMC’s receipt of the original purchase order involved; provided however that no such cancellation will relieve Lexar of any obligations under any other applicable provisions or agreements including without limitation any obligation to comply with loading commitments, Buyer Forecasts (to the extent accepted) and/or purchase orders. Until wafer processing has started, Lexar may request changes to the product mix within any particular Technology, and UMC shall exert its best efforts to meet such requests. Lexar may at any time request that the scheduled wafer out date for any wafer(s) be accelerated or delayed, and such requests shall be considered on a case-by-case basis, with the understanding that UMC shall make reasonable efforts to accommodate such requests, but shall not be obligated to do so.

3.4 Except as provided in Section 3.3 with respect to wafers, which have not been started, cancellation of purchase orders is not permitted.

3.5 Delivery will be made FCA (Incoterms 2000), Manufacturer’s plant, to a carrier designated in writing by Lexar or, if Lexar fails to designate a carrier, to a carrier designated by UMC.

3.6 All wafer-out dates are subject to timely receipt by UMC of fully-approved mask sets and fully-completed purchase orders.

3.7 UMC’s acceptance of a purchase order shall constitute UMC’s commitment to the wafer start date calculated from the scheduled wafer out date and the agreed upon lead and manufacturing cycle time.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

UMC shall make reasonable efforts to achieve on-time wafer-outs. Subject to these commitments, SELLER SHALL NOT BE LIABLE FOR ANY DELAYS OR FAILURES TO MEET SCHEDULED OR REQUESTED WAFER OUT DATES.

4. PRODUCTION WAFER PRICING

4.1 Provided Lexar’s 2H Y2003 and Y2004 actual wafer usage is in compliance with the terms of this agreement and with Lexar wafer forecast for outlined in Exhibit A, production wafer pricing will be as per Exhibit B attached hereto.

5. TERM AND TERMINATION

5.1 This Agreement shall remain in effect until *, and may be extended on an annual basis for successive * periods by mutual written agreement, provided that such any extension may be terminated by either party, without liability and for any reason including for convenience, by nine months’ written notice to the other. In addition, this Agreement may be terminated as described below.

5.2 Without limiting the foregoing:

(a) If any party fails to perform or violates any obligation under this Agreement, upon thirty (30) days’ written notice to the breaching party specifying such default (the “Default Notice”), the party affected by such failure and/or violation may terminate this Agreement as to its responsibilities and obligations without liability unless:

(i) The breach specified in the Default Notice has been cured within the thirty (30) day period, or if the breach is disputed, the amount in dispute is placed in a reasonably secure third party escrow account pending resolution of the dispute; or

(ii) The default reasonably requires more than (30) days to correct (specifically excluding any failure to pay money), and the defaulting party has begun substantial corrective action to remedy the default within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless sixty (60) days has expired from the date of the defaulting party’s receipt of the Default Notice without such corrective action being completed and the default remedied.

(b) In the event of a breach of a material provision of this Agreement, the complaining party shall promptly provide in writing a detailed description of the breach as well as any available information reasonably useful and/or necessary to enable a cure (the “Notice of Breach”). The breaching party shall meet with the complaining party within seven (7) working days following receipt of this Notice of Breach, and shall submit a plan to cure the breach within twenty (20) days of receipt of such notice. The complaining party will accept or reject the plan in writing (giving written reasons in the event of rejection) within five days of receipt, provided however that no rejection of such a plan will be determinative as to whether a cure has been effectuated.

5.3 If UMC terminates this Agreement for breach, UMC shall be entitled to payment in full upon delivery of all completed Products manufactured to outstanding purchase orders, as well as to reimbursement for all reasonable direct costs incurred for up to one month’s work then in progress.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

6. COUNTERPARTS: FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Any counterpart signed by an authorized representative of a party and delivered to the other party by telecopier shall be deemed an original counterpart and duly delivered.

7. MODIFICATION AND WAIVER. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

8. FORCE MAJEURE. Neither party shall be responsible for delay or failure in performance to the extent caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its control, or by fire, flood or other natural disasters, nor shall any such delay or failure be considered to be a breach of this Agreement, provided that such party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable thereafter.

9. SEVERABILITY. In the event that it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provisions will be deemed not to be a part of this Agreement.

10. ENTIRE AGREEMENT. This Agreement and UMC’s Wafer Foundry Standard Terms and Conditions together constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior representations, understandings and agreements between the parties with respect to such subject matter.

11. MISCELLANEOUS. This Agreement may not be assigned by either party without the express written consent of the other party, which may be given or withheld at the sole discretion of the other party. This Agreement shall be binding upon and for the benefits of the undersigned parties and any permitted successors or assigns. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. This Agreement may be executed in counterparts and delivered by facsimile.

12. GOVERNING LAW/VENUE. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California, without regard to its conflict of laws rules. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against either of the parties. Except for requests for injunctive or other equitable relief, which may be heard in any court of competent jurisdiction, any disputes hereunder shall be adjudicated only by courts located in San Jose, California, or the Northern District of California, as appropriate, to whose exclusive jurisdiction the parties hereby consent.

ACCORDINGLY, each Party to this Agreement represents and warrants that the representatives signing on their respective behalf is authorized to enter into this Agreement and to bind that Party to its terms.

LEXAR MEDIA, Inc.

By:	/s/ Brian T. McGee

Name:	Brian T. McGee

Title:	Chief Financial Officer

UMC GROUP (USA)

By:	/s/ Tony Yu

Name:	Tony Yu

Title:	Vice President

Exhibit A

Lexar’s Wafer and Tapeout Forecast, and Projected 0.25um Product Roadmap for

2H Y2003 and 2004

(Monthly 8” equivalent wafer-outs)

2H Y2003

a)- Wafer Forecast

Jul	Aug	Sep	Oct	Nov	Dec
*	*	*	*	*	*

b)- Tapeout Forecast (by technology)

Jul	Aug	Sep	Oct	Nov	Dec
		*			*

Y2004

a)- Wafer Forecast

Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
*	*	*	*	*	*	*	*	*	*	*	*

b)- Tapeout Forecast (by technology)

Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
*		*		*

c)- Projected 0.25um Product Roadmap

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

Exhibit B

Production Wafer Pricing

ALL PRICING HEREIN IS EXCLUSIVE OF LICENSE FEES AND ROYALTIES PAYABLE IN CONNECTION WITH DESIGN COMPONENTS, INCLUDING BUT NOT LIMITED TO THE *.

Wafer Pricing: For 8” wafers:

A- UMC’s generic 0.45um, Logic, 1P2M, 5V process with no ESD Implant, no polyimide and non-EPI.

Pricing for production wafers pursuant to purchase orders placed from * through * is $*. Beginning with wafers pursuant to purchase orders placed on or after *, shall be pursuant to the table below, provided however that if Lexar tapes out a * product (intended for production, and not merely a test chip or proof of concept) (“Qualified Tapeout”) to UMC by *, the pricing will remain at $*. In the event that Lexar fails to do so, however, the wafer pricing will be pursuant to the table below for all wafers pursuant to purchase orders placed through *. In the event that Lexar tapes out a Qualified Tapeout between * and *, pricing shall revert to $* for wafers pursuant to purchase orders placed on * and thereafter. In the event Lexar has not taped out a Qualified Tapeout by *, the parties will renegotiate pricing at that time for wafers pursuant to purchase orders placed thereafter.

Production Wafer Price Table: (based on monthly purchase orders placed)

Monthly PO Wafer Qty.	Price
≤ *	$ *
*	$ *
≥ *	$ *

B- UMC’s generic 0.25um, Logic, 1P3M, 2.5V/5.0V process with no ESD Implant, no polyimide and non-EPI, 20 mask layers, 22 photo steps process.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

Production Wafer Price Table: (based on monthly purchase orders placed)

Monthly PO Wafer Qty.	Base Price* (* Wafers)
≤ *	$ *
*	*
≥ *	$ *

* Above mentioned Base Price is for wafers which do NOT include the *.

Pricing for the above mentioned 0.25um process for wafers which include the * will be per UMC Quotation # LEX051303-025LOGIC-B, dated May 13, 2003.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.